Exhibit 10.27

AMENDED AND RESTATED

PROMOTIONAL AND ADVISORY SERVICES AGREEMENT

THIS AMENDED AND RESTATED PROMOTIONAL AND ADVISORY SERVICES AGREEMENT (“Agreement”) is entered as of 12th day of April, 2021 (the “Effective Date”) by and between F45 Training Holdings Inc., a Delaware corporation (“Company”) and Magic Johnson Entertainment d/b/a Magic Johnson Enterprises (“MJE”) f/s/o Earvin Johnson, Jr. (“Provider”). Company and MJE are referred to herein collectively as the “Parties” and each as a “Party.”

RECITALS

A.    Provider is a renowned retired professional basketball player, executive and entrepreneur.

B.    Company is an international franchisor of fitness/group training facilities.

C.    Company wishes to engage MJE to cause Provider to provide promotional, advisory and related services to Company and its affiliates.

D.    Whereas, the Parties are have agreed to amend and restate the Promotional and Advisory Services Agreement dated as of January 24, 2020, as amended.

E.    In consideration of the compensation to be paid to MJE (which MJE intends to promptly transfer to The June Bug Lifetime Trust, an affiliate of Provider and MJE), MJE is willing to accept such engagement and cause Provider to perform the promotional, advisory and related services.

AGREEMENT

For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, subject to Section 27, the Parties agree as follows (any capitalized terms not otherwise defined herein shall have the meanings set forth in Section 7):

1.	Services.

(a)    During the Term (as defined below), MJE shall cause Provider to diligently promote and participate in marketing opportunities for the Company, the F45 brand of franchised group fitness training facilities and all related entities and their respective equipment, products and/or services (collectively, the “Product” and the obligations of Provider hereunder related thereto, the “Services”) including, without limitation, providing at a minimum the following Services to the Company in a professional manner:

(i)    Appearance by Provider at not less than Six (6) mutually approved Company events which are critical to the growth and expansion of the Company’s business during each year of the Term, including the Company’s annual international conference. The Parties acknowledge that Provider has already provided one appearance for the first year of this Agreement.

(A)    Any such appearance other than attendance at the Company’s annual international conference shall be subject to the prior professional obligations of Provider; provided, however, MJE shall use commercially reasonable efforts to ensure that Provider’s schedule provides appropriate availability for the performance of MJE’s obligations hereunder. MJE agrees to respond timely to the Company’s inquiries regarding Provider’s availability. In the event that Provider’s Existing Obligations make Provider unavailable to render Services on a particular date requested by the Company, Provider shall use commercially reasonable efforts to promptly provide the Company with alternate dates.

(B)    All such appearances shall be scheduled on mutually approved dates and at mutually approved locations. Company and MJE agree to use commercially reasonable efforts to coordinate and integrate the public appearances requested hereunder with Provider’s schedule. Each appearance shall have a duration not to exceed forty-five (45) minutes. No such appearances will be promoted in any manner as autograph or sports card shows. The attendees at such meetings and the topics to be discussed shall be subject to the prior approval of MJE.

(C)    Company shall be permitted to use one (1) such appearance (subject to the terms and conditions herein and at all times subject to the prior written approval of MJE in each instance) to capture up to one (1) hour of video and still photographs of Provider. Company shall provide to MJE, for its review and approval in advance, storyboards and scripts for the video and photograph session. The final cuts and exploitation of each video and still image shall be subject to the prior written approval of MJE. If such approval is not given by MJE, the Parties agree to work together expeditiously in order to achieve such approval. The scheduling of the video/photograph session shall be mutually determined by MJE and Company and shall be subject to the reasonable availability of Provider.

i.    Video and photographs of Provider may be used on Company’s website and social media accounts (e.g., Facebook, Twitter, Instagram, etc.) as are approved by MJE in advance, and only in the manner and for the purposes as are pre-approved by MJE in writing; provided that all such video and photographs shall be made available solely through online media in streaming format which is non-downloadable and requires the viewer to click to activate the video, except in each case to the extent the social media platform or user settings require otherwise. No such distribution shall be subject to automatic play (either video or sound), except in each case to the extent the social media platform or user settings require otherwise. In no event shall any video or photograph be posted to any website or media channel or network that airs adult content or content which MJE or Provider otherwise find objectionable. In the event that MJE reasonably deems the use of the photographs or video injurious to Provider’s reputation, brand or place in the community, MJE shall have the right to cause any use of the photographs or video to be modified or removed immediately upon written notice to Company.

ii.    The video/photograph session shall consist of a maximum of one (1) hour on a single day, inclusive of make-up and wardrobe, but exclusive of travel. The video/photograph session shall occur on location in Los Angeles, California on a date and time mutually approved by Company and MJE, subject always to Provider’s reasonable availability.

(ii)    Use of commercially reasonable efforts by Provider, when making public appearances or participating in interviews, whether or not they have been arranged by Company, to promote Provider’s affiliation with the Company, make positive public comments about the Product, and convey certain key approved messages as and to the extent requested by the Company (taking into consideration the nature of the appearance or interview); provided that Company shall be responsible for (1) any advertising claims or content provided by Company and (2) ensuring that such key approved messages relating to the Product or Company contain true and accurate statements and, to the extent applicable, fully substantiated marketing claims.

(iii)    Use of commercially reasonable efforts by Provider to promote the Product through Provider’s current and future personal and professional relationships.

(iv)    Performance by Provider of the additional Services set forth on Exhibit A hereto.

(b)    In connection with any appearances described herein, the Company shall provide for and pay Provider’s reasonable and documented out-of-pocket expenses; provided that, except for the travel expenses described in this Section 1(b), any such expense in excess of $15,000 shall require the prior approval of the Company. In addition, the Company shall pay directly, or at the request of MJE reimburse MJE, for Provider’s travel expenses incurred by MJE or Provider in connection with any personal appearances by Provider as follows:

(i)    Air transportation for Provider via private jet aircraft owned by MJE or an affiliate of MJE for any mutually agreed personal appearance occurring in a location other than (A) within fifty (50) miles of Los Angeles, California or (B) another location at a time when Provider will otherwise be at such location, shall be reimbursed at the then-current dry lease rate. As of the date of this Agreement, the dry-lease rate is $6,000 per hour. The applicable dry-lease rate is subject to adjustment at the beginning of each subsequent six (6) month period, and MJE will deliver to Company written notice of any proposed adjustments to the dry-lease rate. Such amounts shall be reimbursed to MJE (or its affiliate) within thirty (30) days after presentation by MJE to Company of an invoice for such amounts.

(ii)    In connection with any mutually agreed appearance or event outside Los Angeles, California, one luxury suite, plus two (2) single rooms at a 4 or 5-star hotel for overnight stays, together with portal-to-portal limousine (Black SUV-Cadillac Escalade) ground transportation to any and all locations, and expenses for meals (which expenses shall not exceed $500 per day) for Provider and up to two others, at a hotel or restaurant designated by Provider. Such amounts shall be billed to, and paid directly by, Company. MJE shall not be obligated to fund, or otherwise pay any amounts out-of-pocket under this Section 1(b)(ii).

2.	Compensation.

In consideration of the performance by Provider of the Services, Company shall provide to Provider the following consideration:

(a)    Initial Compensation. The Company shall pay Provider $5,000,000 as follows:

(i)	$1,000,000 within 30 days of the date of this Agreement;

(ii)	$1,000,000 on or before December 10, 2021;

(iii)	$1,000,000 on or before June 30, 2022;

(iv)	$1,000,000 on or before December 10, 2022; and

(v)	$1,000,000 on or before June 30, 2023.

(vi)

Prior to any payment dates set forth in items (i) through (v) above, should the Company complete an initial public offering of its Common Stock registered under the Securities Act of 1933, as amended (“Securities Act”) (an “IPO”), the Company shall pay Promoter in either cash or Common Stock (at the IPO Price), at Promoter’s option, any outstanding amounts above within 10 business days following the completion of the IPO.

(vii)

To the extent that any payments in items (iii) through (v) above remain unpaid as of January 1, 2022, the unpaid amounts will begin to accrue interest at an annual rate of 10%, compounded quarterly. Any accured interest will be payable by the Company to Provider upon the earlier of making the final payment in Item (v) above or the Company’s completion of an IPO. All payments under Sections (i) thru (v) above shall be made by wire transfer of immediately available funds.

(b)    Performance Stock Awards.

(i)    In further consideration of the performance by Provider of the Services, in the event the Company consummates an IPO prior to the expiration of the Term, in addition to the compensation set forth in Section 2(a), the Company shall grant to Provider upon each occurrence of a Vesting Event (as defined below), a number of shares of Common Stock equal to the result of (x) $5,000,000 divided by (y) the Average Trading Price (“Performance Stock Awards”, and each group of Performance Stock Awards pursuant to this Section 2(b)(i), a “Tranche”). The Performance Stock Awards shall be one hundred percent vested upon grant.

(ii)    Notwithstanding anything in this Agreement to the contrary, in order for any Peformance Stock Awards in any Tranche to be granted, this Agreement must remain in effect and Provider must continue to provide the Services described in Section 1 in accordance with the terms and subject to the conditions of this Agreement through and including the date of the consummation of the relevant Vesting Event for such Tranche. In the event this Agreement is terminated or Provider ceases to perform the Services described in Section 1 in accordance with the terms and subject to the conditions of this Agreement for any reason, all Performance Stock Awards that have not been granted at the time of such termination or cessation of Services will be forfeited for no consideration.

(iii)    Subject to Section 2(b)(ii) above, a Tranche of Performance Stock Awards shall occur only once upon the occurrence of a Vesting Event (it being understood that if the Company Equity Value subsequently declines below the threshold for a particular Vesting Event, no additional Performance Stock Awards will be granted if the Company Equity Value later attains or exceeds that same threshold). Subject to Section 2(b)(i) and Section 2(b)(ii), Tranches that have not been granted upon the occurrence of a Vesting Event shall remain available for grant upon the occurrence of a subsequent Vesting Event, if any.

(iv)    The Parties agree that the purpose of the Performance Stock Awards is to reward Provider upon the Company and its subsidiaries (and/or their successors) achieving certain valuation thresholds in connection with trading on the public markets, irrespective of changes to the Company’s legal or corporate structure. In the event of adjustments to the Company’s legal or corporate structure (including reorganizations, conversions of corporate form, distributions, recapitalizations, etc.), the rights and benefits of Provider hereunder shall be equitably adjusted in good faith so as to replicate as nearly as practicable the benefits granted to Provider hereunder (subject in each case to the terms and provisions of this Agreement).

(c)    Any Performance Stock Awards to be issued in connection with any Tranche shall be issued and delivered to Provider as soon as possible following the Vesting Event, but in no event later than March 15 of the calendar year following the calendar year in which the Vesting Event occurred. Lock-Up Agreement. Any issuance of Equity Interests to Provider pursuant to this Section 2 shall be conditioned upon the entry by Provider into a lock-up agreement in substantially the same form executed by the applicable members of the Board of Directors of the Company and for a period of time equal to or less than the shortest period applicable to any of the members of the Board of Directors, together with such other customary agreements or instruments implementing such additional restrictions as may reasonably be requested by the Company or its underwriters on terms no less favorable than for other similarly situated individuals.

3.	MJE’s Representations and Warranties.

MJE represents and warrants to Company that:

(a)    The execution and delivery of this Agreement by MJE and the performance by MJE and Provider of the covenants and obligations contemplated hereunder are not in violation or breach of, do not and will not (with or without the passage of time or the giving of notice) conflict with or constitute a default under, and will not accelerate or permit the acceleration of the performance required by, any material agreement to which MJE or Provider is a party or by which MJE, Provider or any of their respective assets is bound or under any law applicable to MJE or Provider.

(b)    MJE is acquiring the Performance Stock Awards issuable to MJE pursuant to this Agreement (collectively, the “Provider Interest”) for its own account for purposes of investment and not for the account of any other Person, not as a nominee or agent, not for resale to any other Person, and not with a view to or in connection with a sale or distribution thereof within the meaning of Section 2(11) of the Securities Act. MJE has no present or contemplated agreement, undertaking, arrangement, obligation, indebtedness or commitment for the disposition of the Provider Interest by MJE. MJE is an “accredited investor” as defined in Rule 501(a) of Regulation D. MJE understands that, as of the date hereof, (i) the Provider Interest has not been registered under the Securities Act or the securities laws of any state or other jurisdiction, (ii) there is no established market for the Provider Interest, and (iii) the Provider Interest may not be offered for sale, sold, delivered after sale, transferred, pledged, hypothecated or otherwise disposed of without registration under the Securities Act and under any applicable state or other jurisdiction’s respective securities laws, or an exemption therefrom, and that without an effective registration statement covering the Provider Interests or an available exemption from registration under the aforementioned securities Laws (including, without limitation, the Securities Act), the Provider Interest must be held indefinitely.

(c)    MJE expressly acknowledges and agrees that, except as expressly set forth in this Agreement, no representations or warranties have been made to MJE or Provider by the Company or any of its officers, employees, agents, sub-agents, affiliates or Subsidiaries. MJE further represents and warrants that MJE is not relying upon any representations or warranties other than those expressly set forth herein in connection with MJE’s entry into this Agreement or the consummation of any of the transactions contemplated hereby.

(d)    MJE warrants and represents that Provider will provide the Services diligently and in a professional, first class manner consistent with general industry standards and practices and will comply with all applicable laws, rules, regulations and standards in completing such Services.

(e)    MJE warrants and represents that Provider shall refrain from using any material in any content provided to Company that would cause Company to be required to pay any fee to a third party, incur any cost, obtain any consent or license or otherwise require the Company to take any action in respect of the permitted and lawful use by the Company thereof.

4.	Company Representations and Warranties.

Company represents and warrants to MJE and Provider that, as of the date hereof, The Company is a corporation, duly organized, validly existing and in good standing under the laws of the State of Delaware with the power and authority to own its assets and operate its business.

5.	Ownership of Intellectual Property and Grants of Rights.

(a)    Provider acknowledges and agrees that Company will own all right, title, and interest in and to any and all advertising, marketing, and promotional materials (excluding any and all Provider IP Rights incorporated or embodied therein) used in connection with Company’s manufacturing, distribution, and/or sale of any Product; provided that, subject to Section 5(c), MJE and/or Provider shall retain ownership of the Provider IP Rights, Provider Materials and any other intellectual property owned by MJE and/or Provider and not subject to the provisions of
Section 5(d).

(b)    Company acknowledges MJE’s and Provider’s proprietary rights in and to the Provider IP Rights, including, without limitation, Provider’s name, nick name, voice, image and likeness. In that regard, MJE shall have the right to prohibit any use, display, performance, reproduction, broadcast, amplification, whitelisting, transmission, exhibition, dissemination and distribution by Company utilizing Provider’s name, nick name, image or likeness, or any other Provider IP Rights, in each case which, in MJE’s reasonable discretion, harms or impairs, or could reasonably be expected to harm or impair, the reputation or goodwill of MJE or Provider. Any use, display, performance, reproduction, broadcast, amplification, whitelisting, transmission, exhibition, dissemination or distribution of any Provider IP Rights, including Provider’s name, nick name, image or likeness, in each case in connection with the promotion of the Company, its affiliates and/or the Products, including advertising of any public appearance by Provider, shall be consistent with the terms of, and shall be governed by, this Agreement and subject to the prior written approval of MJE in each instance, which approval shall not be unreasonably withheld, conditioned or delayed. In the event that Company utilizes the name, nick name, image and/or likeness of Provider or any other Provider IP Rights in violation of this paragraph or any other terms of this Agreement, then in addition to any other rights and remedies provided by this Agreement and/or at law, MJE shall have the right to injunctive relief to cease such violation.

(c)    In addition to the standards required above, Company acknowledges the great value of the goodwill associated with Provider and Provider’s name, nick name, image, likeness, initials, mark, appearance, signature (including reproduced signature), autograph, endorsement, voice and biographical material (including history, video and motion picture film portrayals, and still photography) (hereinafter collectively referred to as the “Provider IP Rights”), and the worldwide recognition thereof. Company agrees that it will not use the Provider IP Rights in any manner which, directly or indirectly, would reasonably be expected to degrade, tarnish or deprecate or disparage Provider’s public image and/or the Provider IP Rights. Specifically, the Company shall not permit the publication, distribution, transmission, broadcast, exhibition and/or online posting of any Works incorporating the Provider IP Rights that represent, depict or promote (i) the glorification of violence, including but not limited to any representations of gang- or terrorist-related imagery, firearms or explosive devices, (ii) sexual activities, including but not limited to any representations of body parts or sex toys, (iii) religious beliefs, including but not limited to any religious iconography or any image commonly associated with any religious organization or cult, (iv) any political content or (v) tobacco, alcohol or drug use (collectively, the “Prohibited Uses”). In the event that Company utilizes the Provider IP Rights in violation of this paragraph, then in addition to any other rights and remedies provided by this Agreement and/or at law, MJE shall have the right to injunctive relief to cease such violation. Subject to Section 5(d), any and all goodwill arising from Company’s use of the Provider IP Rights pursuant to this Agreement is and will be owned by MJE, and/or will inure to MJE’s sole benefit. Company acknowledges and agrees that MJE and/or Provider have sole and exclusive ownership of the Provider IP Rights and of the goodwill associated therewith, including any and all goodwill that arises during or from the use thereof, and that nothing contained in this Agreement shall give Company any right, title or interest in the Provider IP Rights except for the limited rights expressly licensed to Company in, and subject to, this Agreement. Company shall not file any intellectual property applications or seek registration thereof in the Provider IP Rights or any derivations, variations or modifications thereof, without Provider’s prior written approval in each instance.

(d)    The ownership of all designs, products, intellectual property, promotional and digital materials, and all any and all rights whether now known or hereafter devised in and to the results and proceeds of Provider’s Services hereunder (excluding the Provider IP Rights), including, without limitation, any contributions Provider makes in connection with any of the foregoing, are the sole property of the Company. Except for the Provider IP Rights and Provider Materials, all results and proceeds of every kind of the Services heretofore and hereafter to be rendered by Provider under this Agreement in connection with the Company, its affiliates and/or the Products, including without limitation, all ideas, suggestions, themes, titles and other material, whether in writing or not in writing, at any time heretofore or hereafter created or contributed by Provider as part of the Services hereunder which in any way relate to the Company, its affiliates and/or the Products (collectively referred to as the “Work”) was or will be created as a work-for-hire for Company. The Work was specifically commissioned by Company and, as such, is a “work-made-for-hire” as such term is used in the United States Copyright Act, and Company is and shall be deemed the author thereof. Provider acknowledges that Company, as the author of the work, is the sole and exclusive owner of all rights in and to the Work and is entitled to the copyrights (and all extensions and renewals of copyrights) therein and thereto, with the right to make such changes therein and such uses thereof as Company may determine. To the extent ownership of the Work as provided herein may, for any reason, not vest in Company, all rights of every kind, in all media whether now or hereafter known, in perpetuity throughout the universe, Provider hereby assigns the same to Company, excluding all rights, title and interests in and to the Provider IP Rights and Provider Materials. Provider hereby waives all rights of droit moral or “moral rights of the author” or any similar rights or principles at law which Provider may now or later have in the Work.

(e)    Subject to the terms and conditions herein, MJE hereby grants to Company the worldwide, non-exclusive, royalty free, fully paid up, irrevocable (but terminable as provided herein), and non-transferable right and license during the Term and Extension Period (as defined below) to use, publicly display, publicly perform, reproduce, broadcast, amplify, whitelist, transmit, exhibit, disseminate and distribute Provider’s approved name, nick name, image, and likeness in connection with the promotion of the Company, its affiliates and/or the Products, in each case in accordance with the terms of this Agreement and solely in the manner and for the purposes as are pre-approved by MJE in writing as specified herein. Company’s limited right to use Provider’s approved name, nick name, image, and likeness pursuant to the foregoing license shall conclude ninety (90) days after the Term (the “Extension Period”), provided that Company shall be permitted to use the Work for archival or historical retrospective purposes (e.g., use in connection with a list of all sponsors of Company products or services). Company acknowledges that a failure (except as otherwise expressly provided above) to cease all use of the Provider IP Rights upon termination or expiration of the Term will result in irreparable damage to MJE and/or Provider. Company further acknowledges that there is no adequate remedy at law for such failure to cease such use, and in the event of such failure, MJE and/or Provider shall be entitled to equitable relief and such further relief as a court or agency with jurisdiction may deem just and proper.

(f)    Company hereby grants to MJE and Provider the limited, non-exclusive right and license to use Company’s logo and trademarks solely in connection with the Products and solely for the purpose of promotional posts in connection with the Services as set forth in this Agreement; provided that in no event shall MJE or Provider utilize the Company logo or its trademarks in connection with any Prohibited Uses.

(g)    Company understands and agrees that MJE and Provider are not responsible for running trademark and other intellectual property rights clearance searches with respect to the Provider IP Rights, and Company uses the Provider IP Rights at its own risk and liability, irrespective of MJE’s approval of such use as required hereunder, except for Provider Materials furnished to the Company in Exhibit A. In addition, except for any Provider Materials furnished by MJE to Company as provided in Exhibit A, for any Services performed or delivered hereunder, Company shall obtain all consents, clearances, releases and licenses required in connection with the Services and/or Work, including, without limitation: (i) all consents, clearances, releases and licenses to use any third-party materials, content, information, goods or intellectual property (“Third-Party Materials”) used in connection with the Services and/or Work; and (ii) all trademark searches for Company’s logo and trademarks. Company’s use of any Third-Party Materials is subject to the terms of the applicable third-party license agreement or other terms that may be imposed by the owner or licensor of such Third-Party Materials. Company shall operate its business (including the marketing of the Products) in compliance with all applicable laws, and Company shall be responsible for any advertising claims or content provided by Company. Company shall be responsible for ensuring that any disclosure of Provider’s affiliation with Company that is provided or approved by Company complies with the FTC Endorsement Guides, and that any materials, messaging and content (including any content of the Social Media Posts) provided or approved by Company relating to the Product or Company contain true and accurate statements and, to the extent applicable, fully substantiated marketing claims.

6.	Term and Termination.

This Agreement shall become effective on the Effective Date and continue to January 23, 2026 unless earlier terminated pursuant to this Section 6 (the “Term”). Notwithstanding the foregoing, the Term shall end prior to the expiration of such period, upon the occurrence of a Cause Event relating to Provider. MJE shall have the right to terminate this Agreement and the Term shall expire (a) by delivery of written notice to the Company in the event of a material breach of any representation, warranty, covenant or agreement of Company (including the failure of Company to make any payment of amounts due hereunder when due) which remains uncured for a period of thirty (30) days (or ten (10) Business Days in the event of a payment default) after written notice from MJE or (b) any Anti-Prestige Activity relating to Company or any other public person directly associated or publicly affiliated with the Company.

7.	Definitions.

“Anti-Prestige Activity” means (a) performance in any pornographic media (including without limitation, pornographic films), (b) take illegal drugs, (c) vulgar, criminal, indecent, profane, hateful, racially or ethnically offensive, obscene, lewd, lascivious, filthy, threatening, excessively violent, harassing or otherwise objectionable behavior, and (d) any act or engagement which may incite, encourage or threaten immediate physical harm against another, including but not limited to acts or behavior that promotes racism, bigotry, sexism, religious intolerance or harm against any group or individual.

“Average Trading Price” means, if the Common Stock is then Publicly Traded, on any date, the average of the Closing Prices of the Common Stock over the twenty (20) Trading Day period ending prior to such date.

“Cause Event” shall mean any of the following by Provider, whether occurring before or during the Term:

(a)    any material breach of this Agreement, if such breach causes material harm to the Company;

(b)    any material failure to comply with the Company’s written policies or rules applicable to Provider in Provider’s capacity as a contractor of the Company, as they may be in effect from time to time during the Term and made available to Provider in writing, if such failure causes material harm to the Company;

(c)    conviction of, or a plea of “guilty” or “no contest” to, a felony under the laws of the United States or any State if such felony impairs Provider’s ability to perform services for the Company, or results in a material loss to the Company or material damage to the reputation of the Company;

(d)    any gross or willful misconduct by Provider resulting in a material loss to the Company or material damage to the reputation of the Company; or

(e)    engagement by Provider in any Anti-Prestige Activities.

“Charter” means the Amended and Restated Certificate of Incorporation of the Company (as the same may be further modified, amended or restated in accordance with the provisions thereof).

“Closing Price” means, when used with respect to the Common Stock and for any date, the last sale price, regular way, or, in case no such sale takes place on such day, the average of the closing bid and asked prices, regular way, in either case, as reported in the principal consolidated transaction reporting system with respect to securities listed or admitted to trading on the NYSE or, if the Common Stock is not listed or admitted to trading on the NYSE, as reported in the principal consolidated transaction reporting system with respect to securities listed on the principal national securities exchange on which the Common Stock is listed or admitted to trading.

“Common Stock” has the meaning given to such term in the Charter; provided that, in the event the Common Stock is converted or exchanged into Equity Securities of a Subsidiary of the Company in connection with any reorganization, recapitalization, reclassification, consolidation or merger in connection with the initial public offering of the Equity Securities of such Subsidiary, the Equity Security into which such Common Stock is converted or exchanged.

“Company Equity Value” means at any time when the Common Stock is Publicly Traded, the aggregate value of all of the Equity Interests of the Company and its Subsidiaries (assuming conversion or exercise of all Derivative Securities) based on the Average Trading Price of the Common Stock.

“Derivative Securities” means any securities or rights convertible into, or exercisable or exchangeable for (in each case, directly or indirectly), Equity Interests, including options and warrants.

“Equity Interest” means, with respect to any Person, any share of capital stock of (or other ownership or profit interests in) such Person, any warrant, option or other right for the purchase or other acquisition from such Person of any share of capital stock of (or other ownership or profit interests in) such Person, any security convertible into or exchangeable for any share of capital stock of (or other ownership or profit interests in) such Person or warrant, right or option for the purchase or other acquisition from such Person of such shares (or such other interests), and any other ownership or profit interest in such Person (including, without limitation, partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such share, warrant, option, right or other interest is authorized or otherwise existing on any date of determination.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Existing Obligations” shall mean, as of any point-in-time, Provider’s bona fide, written and documented commercial obligations and activities owed to unaffiliated third parties as in existence at such time.

“IPO Equity Value” means the aggregate value of all of the Equity Interests of the Company and its Subsidiaries (assuming conversion or exercise of all Derivative Securities) based on the IPO Price.

“IPO Price” means the price per share of Common Stock set forth in the registration statement covering the IPO.

“Person” means an individual or corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, government (or an agency or subdivision thereof) or other entity of any kind.

“Publicly Traded” means that the Common Stock is listed or traded on a national securities exchange or over the counter.

“Subsidiary” of any Person shall mean any corporation or other entity of which a majority of the voting power of the voting Equity Interests are owned, directly or indirectly, by such Person.

“Trading Day” means any day on which the Common Stock is traded on the principal securities exchange or securities market on which it is then listed or traded.

“Vesting Event” means, at any time that the Common Stock is Publicly Traded, the Company Equity Value first exceeds the IPO Equity Value by an incremental $1 billion in Company Equity Value (i.e., each $1 billion increase in Company Equity Value in excess of the IPO Equity Value shall be a separate Vesting Event); provided that there shall be no Vesting Events after the Company Equity Value first equals or exceeds $10 billion. For the avoidance of doubt, there shall be multiple, separate Vesting Events under this Agreement, each occurring upon a $1 billion incremental increase in Company Equity Value from the IPO Equity Value, until the Company Equity Value first equals or exceeds $10 billion.

8.	Confidentiality.

(a)    Except as expressly set forth in this Section 8, each of MJE and the Company shall keep confidential and not disclose to any Person any information concerning the other, their affiliates or its or their respective directors, officers, employees agents or other representatives disclosed to or otherwise received by MJE or the Company orally, visually or in writing, including in connection with the negotiation of this Agreement or the provision by Provider of the Services (the “Confidential Information”). Each of the Company and MJE will protect the confidentiality of the Confidential Information in the same manner that it protects the confidentiality of its own similar information, but in no event using less than a reasonable standard of care. Each of the Company and Provider may provide access to the Confidential Information to those of its personnel or representatives who have a need to know such Confidential Information in connection with the performance by MJE or the Company of their obligations hereunder and who agree to be bound by obligations of confidentiality no less restrictive than those set forth in this Agreement. Each Party shall be responsible to the other Party for any non-compliance by any such personnel and/or representatives with the terms of this Agreement to the same extent such Party is responsible under applicable law and this Agreement for its own breach of the same obligations.

(b)    The obligations of this Section 8 shall not apply to any of such information that (i) is known to a Party, as evidenced by its written records, prior to receipt thereof under this Agreement and was not received, directly or indirectly, by such Party from a Person not subject to an obligation of confidence with respect thereto; (ii) is disclosed to a Party by a Person other than the other Party after the Effective Date and such Person has a legal right to make such disclosure and is under no obligation to the Company or any of its affiliates or representatives to maintain such Confidential Information in confidence; (iii) is or becomes part of the public domain other than through any act or omission by the other Party; or (iv) is independently developed by or for a Party as evidenced by its written records, without reference to Confidential Information.

(c)     If, in the reasonable opinion of a Party’s outside counsel, any Confidential Information is required to be disclosed pursuant to law, regulation or court order, such Party shall give the other Party prompt, written notice in order to allow the other Party to take whatever action it deems necessary to protect such Confidential Information. In the event that no protective order or other remedy is obtained, or the disclosing Party waives compliance with the terms of this Agreement, such Party will furnish only that portion of the Confidential Information which Provider is advised by outside counsel is legally required.

(d)    Each Party will return or destroy the Confidential Information of the other Party upon the written request of the Company.

9.	Certain Restrictive Covenants.

During the Term and for a period of six (6) months after the Term, Provider shall not, directly or indirectly:

(a)    authorize (nor has Provider authorized, prior to the Term, which authority is still in effect) the use of Provider’s name, picture, image, voice, likeness, signature and/or biographical information, nor will Provider render any services, formally promote, give any testimonials or endorsements in any advertising in any medium, nor engage in any formal promotional, marketing, endorsement or activities, in connection with: (i) any competitor of the Company, its affiliates or the Products, including without limitation, a business which offers exercise equipment, exercise classes, exercise facilities or physical training; Barry’s Bootcamp®, Orange Theory® or other class-focused fitness centers; professional training franchises; gym services; crossfit or resistance training; fitness bootcamps; or (ii) any product or service that in its advertising or publicity denigrates Company, its affiliates and/or the Products;

(b)    divert, or attempt to divert, any business or customer of the Company or its affiliates to any competitor, or knowingly do or perform any other act injurious or prejudicial to the goodwill associated with the Products;

(c)    except with respect to F45 Studios operated under valid agreements with the Company or its affiliates, own, maintain, operate, engage in, or have any financial or beneficial interest in, advise, assist, or make loans to, any business that is the same as or similar to an F45 Studio (including, without limitation, a fitness business or a business which offers exercise equipment, exercise classes, exercise facilities or physical training; Barry’s Bootcamp®, Orange Theory® or other class-focused fitness centers; personal training franchises, gym services; crossfit or resistance training; yoga; pilates; cycling; Zumba® or other dance fitness classes; martial or mixed martial arts; boxing; fitness bootcamps); or

(d)    unless released in writing by the Company or the applicable employer, employ or seek to employ any person who is at that time employed by the Company, its affiliates and/or any F45 Studio franchisee or developer, or otherwise directly or indirectly induce such person to leave his or her employment.

10.	Indemnification.

(a)    MJE shall indemnify, defend and hold Company, its affiliates and their respective successors and assigns (“Company Indemnified Parties”) harmless from any claim, damage, loss, liability, judgement, fine, amount paid in settlement, cost or expense (including reasonable third party counsel fees and disbursements of counsel) (each a “Proceeding”) resulting or arising from any material breach by MJE of any of its representations, warranties or covenants set forth in this Agreement. The Company Indemnified Parties shall promptly notify MJE of any claim, and reasonably cooperate with MJE in the defense or settlement of such claim; provided that, no delay in notification shall affect MJE’s indemnification obligations except to the extent such delay materially prejudices MJE’s ability to defend such claim. MJE shall have the right to select counsel (reasonably acceptable to Company) and to defend any/or settle such claim, provided that any such settlement includes a full release for the Company Indemnified Parties.

(b)    Company shall indemnify, and defend and hold MJE, Provider and their respective affiliates, shareholders, directors, successors, assigns, representatives, employees, officers, and other agents (“Provider Indemnified Parties”) harmless from any Proceeding resulting or arising from (i) the sale, use, distribution or licensing of any Product or the operation of Company’s business, (ii) any alleged defect in the Product or its implementation, (iii) any material breach by Company of the provisions of any of its representations, warranties or covenants set forth in this Agreement, or (iv) the provision by Provider of the Services pursuant to and accordance with this Agreement, in each case except to the extent that Company is entitled to be indemnified in respect thereof pursuant to Section 10(a) above.

(c)    All reasonable fees, costs and expenses incurred by a Company Indemnified Party or Provider Indemnified Party (an “Indemnified Party”) in defense of any such Proceeding (including counsels’ fees, costs and expenses) shall be paid by MJE or the Company, respectively (in such capacity an “Indemnifying Party”) in advance of the final disposition of such Proceeding upon receipt by the Indemnifying Party of: (i) a written request for payment; (ii) appropriate documentation evidencing the incurrence, amount and nature of the fees, costs and expenses for which payment is being sought; and (iii) an undertaking adequate under applicable law made by or on behalf of the applicable Indemnified Party to repay the amounts so paid if it shall be ultimately determined that the Indemnified Party is not entitled to be indemnified pursuant to this Section 10. An Indemnified Party shall promptly notify the Indemnifying Party of any such Proceeding, and reasonably cooperate with the Indemnifying Party in the defense or settlement of such Proceeding; provided that, no delay in notification shall affect an Indemnifying Party’s indemnification obligations except to the extent such delay prejudices the Indemnifying Party’s ability to defend such Proceeding. The Indemnifying Party shall have the right to select counsel (reasonably acceptable to the Indemnified Party) and to defend any/or settle such claim, provided that any such settlement includes a full release for the Indemnified Parties.

11.	Insurance.

Company shall maintain in full force and effect during the Term, with a reputable insurance carrier, a general liability insurance policy with a limit of liability of not less than US $2,000,000 and an umbrella policy with a limit of liability of not less than US $5,000,000. Provider will be named as an additional insured under these policies.    Nothing in this Section 11 is intended to limit or affect the indemnification provisions of Section 10(a) above.

12.	Benefit and Assignment.

Except as otherwise provided in this Section 12, this Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns. Provider may assign all or any part of its rights or obligations under this Agreement to any Person without the prior written consent of the Company, which consent may be given or withheld in the sole discretion of the Company.

13.	No Third-Party Rights.

This Agreement is entered into among the Parties for the exclusive benefit of the Parties and their successors and permitted assignees. Except as provided herein, this Agreement is expressly not intended for the benefit of any creditor of the Parties or any other Person.

14.	Force Majeure.

(a)    All incidents of force majeure, being circumstances beyond the reasonable control of any Party and which have, or may have, a material effect on the ability to perform under this Agreement, including, but not limited to, failure of power or other utility supplies; fire; flood; earthquake; other natural disaster; explosion; riot, strike or lock-out of that party’s work force;

civil insurrection or unrest; terrorist activity; war (whether war be declared or not); and laws, regulations and acts of any governmental, transnational or local authority (“Force Majeure”), shall for the duration and to the extent of the effects caused thereby release the Party affected thereby from the performance of their contractual obligations hereunder. A Party who has suffered a Force Majeure event shall notify the other Party without delay of any such incident(s).

(b)    Each Party shall take all reasonable steps to avoid or restrict Force Majeure events and to mitigate any loss therefrom.

(c)    In the event of an incident or incidents of Force Majeure, the Party affected thereby shall as soon as reasonably possible resume performance of their obligations hereunder.

15.	Notices.

All notices and other communications given or made pursuant to this Agreement shall be in writing and shall be deemed effectively given: (a) upon personal delivery to the party to be notified, (b) when sent by confirmed facsimile if sent during normal business hours of the recipient, (c) seven days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All communications shall be sent to the respective parties at their address as set forth below, or to such e-mail address, facsimile number or address as subsequently modified by written notice given in accordance with this Section 15. Notices shall be sent as follows:

If to MJE or Provider:

Magic Johnson Entertainment, Inc.

9100 Wilshire Boulevard, Suite 700E

Beverly Hills, California 90212

Attention: President

Fax:             [●]

with a copy (which shall not constitute notice) to:

Grant Tani Barash & Altman, LLC

9100 Wilshire Boulevard, Suite 1000W

Beverly Hills, California 90212

Attention: Corey Barash, CPA

Fax: (310) 288-6336

If to Company:

F45 Training Holdings Inc.

236 California Street

El Segundo, CA 90245

Attention:    Chief Legal Officer

Email: Legal@f45hq.com

with a copy to:

Baker & McKenzie LLP

300 Randolph Street

Suite 5000

Chicago, Illinois 60601

Attention:     David Malliband

                     Andrew J. Warmus

Fax:              (312) 698-2264

16.	Amendment; Waiver.

No modification of or amendment to this Agreement shall be valid unless in a document signed by both Parties hereto and referring specifically to this Agreement and stating the Parties’ intention to modify or amend the same. Any waiver of any term or condition of this Agreement must be in a document signed by the Parties sought to be charged with such waiver referring specifically to the term or condition to be waived, and no such waiver shall be deemed to constitute the waiver of any other breach of the same or of any other term or condition of this Agreement.

17.	Severability and Modification.

Each provisions and term of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision or term of this Agreement shall be held to be prohibited by or invalid under such applicable law, then, such provision or term shall be ineffective only to the extent of such prohibition or invalidity, without invalidating or affecting in any manner whatsoever the remainder of such provisions or term or the remaining provisions or terms of this Agreement.

18.	Governing Law and Dispute Resolution.

THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF CALIFORNIA APPLICABLE TO AGREEMENTS MADE AND TO BE WHOLLY PERFORMED WITHIN THAT STATE, WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW THEREUNDER. EACH PARTY AGREES THAT, IN CONNECTION WITH ANY LEGAL SUIT OR PROCEEDING ARISING OUT OF OR WITH RESPECT TO THIS AGREEMENT, IT SHALL SUBMIT TO THE EXCLUSIVE JURISDICTION OF THE FEDERAL AND STATE COURTS LOCATED IN LOS ANGELES COUNTY, CALIFORNIA AND BY EXECUTING THIS AGREEMENT AGREES TO VENUE IN SUCH COURTS AND CONSENTS TO SUCH COURTS’ JURISDICTION. PROCESS IN ANY SUIT OR PROCEEDING REFERRED TO IN THE PRECEDING SENTENCE MAY BE SERVED ON ANY PARTY ANYWHERE IN THE WORLD.

19.	Independent Contractor.

In rendering the services to be rendered by MJE and Provider hereunder, MJE and Provider shall each be an independent contractor. Nothing contained herein shall be deemed to constitute either MJE or Provider as the partner or agent of Company or Company as the partner or agent of MJE or Provider. Neither Company, on the one hand, nor MJE or Provider, on the other hand, shall have the power or authority to bind the other with respect to third parties or to represent to third parties that they have such authority. The Parties acknowledge that nothing in this Agreement constitutes Provider as an employee of Company.

20.	Entire Agreement; Further Assurances.

This Agreement, tether with the Exhibits attached hereto, constitutes the entire agreement and understanding between and among the Parties with respect to the subject matter hereof, and supersedes any other prior written or oral agreement or understandings between and among the Parties with respect to the subject matter hereof. Each Party shall, at the other Party’s request, execute and deliver such instruments or take such other actions as may be reasonably requested to effectively carry out the terms and provisions of this Agreement.

21.	Counterparts.

This Agreement may be executed in two or more counterparts (and may be executed and delivered via facsimile in two or more counterparts), each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

22.	Titles and Subtitles; Construction.

The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Unless otherwise expressly provided, the word “including” does not limit the preceding words or terms.

23.	Joint Draft.

The Parties have participated jointly in the drafting of this Agreement. If an ambiguity or question of intent or interpretation should arise, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or burdening any Party by virtue of the authorship of any of the provisions of this Agreement.

24.	409A.

The parties intend that this Agreement and the benefits provided hereunder be interpreted and construed to be exempt from or to otherwise comply with Internal Revenue Code (the “Code”) Section 409A to the extent applicable thereto. Notwithstanding any provision of this Agreement to the contrary, this Agreement shall be interpreted and construed consistent with this intent. The parties acknowledge and agree that Provider is an independent contractor for purposes of Code Section 409A and Treasury Regulation 1.490A-1(f)(2). Although the Company intends to administer this Agreement so that it will be exempt from or otherwise comply with the requirements of Code Section 409A, the Company does not represent or warrant that this Agreement will be exempt form or otherwise comply with Code Section 409A or any other provision of federal, state, local, or non-United States law. Neither the Company, its affiliates, nor their respective directors, officers, employees or advisers shall be liable to Provider (or any other individual claiming a benefit through Provider) for any tax, interest, or penalties Provider may owe as a result of compensation or benefits paid under this Agreement, and the Company and its affiliates shall have no obligation to indemnify or otherwise protect Provider from the obligation to pay any taxes pursuant to Code Section 409A or otherwise.

25.	No Obligation to Use.

Notwithstanding anything to the contrary set forth in this Agreement, Company will not be obligated to produce, release or otherwise use any Works or materials produced hereunder, and Company’s only obligation to Provider hereunder shall be to pay Provider in accordance with the terms of this Agreement.

26.	Limitation of Liability

IN NO EVENT SHALL ANY PARTY AND/OR ANY ITS SUBSIDIARIES OR AFFILIATES BE LIABLE TO PROVIDER FOR ANY INDIRECT, INCIDENTAL, CONSEQUENTIAL OR PUNITIVE DAMAGES, INCLUDING LOSS OF PROFIT OR GOODWILL, FOR ANY MATTER ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ITS SUBJECT MATTER (INCLUDING THE PROVISION BY PROVIDER OF THE SERVICES), WHETHER SUCH LIABILITY IS BASED IN CONTRACT, TORT OR OTHERWISE, EVEN IF THAT PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. IN ADDITION, THE TOTAL AGGREGATE LIABILITY OF EITHER PARTY AND THEIR RESPECTIVE AFFILIATES AND SUBSIDIARIES FOR DAMAGES RELATING TO OR ARISING OUT OF THIS AGREEMENT SHALL BE LIMITED TO THE FEES (INCLUDING THE PROVIDER INTEREST) ACTUALLY PAID TO PROVIDER UNDER THIS AGREEMENT.

27.	Effectiveness of this Agreement.

The entry by the Company into this Agreement and the performance by the Company of its obligations hereunder has not been duly authorized by all requisite corporate action on the part of the Company. Specifically, this Agreement does not, and shall not be deemed to, constitute a binding or enforceable obligation of the Company or MJE and Provider unless and until the execution and delivery hereof, and the performance by the Company of its obligations hereunder, is expressly approved by the Board of Directors and requisite stockholders of the Company in accordance with the Charter and the other applicable constituent documents of the Company. In the event all corporate action necessary to duly authorize the execution and delivery of this Agreement by the Company, and the performance by the Company of its obligations hereunder, is undertaken and obtained in accordance with the Charter and the other applicable constituent documents of the Company, the Company shall deliver to MJE written notice thereof, at which point, assuming due authorization, execution and delivery hereof by MJE, this Agreement will constitute the binding and enforceable obligation of the Company in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting the enforcement of creditors’ rights generally and general principles of equity.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have executed this Agreement to be effective subject to Section 27, as of the date first above written.

F45 TRAINING HOLDINGS INC.

By:	/s/ Adam J. Gilchrist
Name:	Adam J. Gilchrist
Title:	Chief Executive Officer

MAGIC JOHNSON ENTERTAINMENT

By:	/s/ Earvin Johnson Jr.
Name:	Earvin Johnson Jr.
Title:	Chairman and CEO

[Signature Page]

To induce the Company to enter into this Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, I hereby agree as follows: I confirm this Agreement insofar as I am concerned, and confirm all of the rights granted herein; I confirm the authority and right of Magic Johnson Entertainment, Inc., d/b/a Magic Johnson Enterprises, to enter into this Agreement; I agree to perform all services, obligations, and undertakings required of me as specified in this Agreement in accordance with the terms and subject to the conditions thereof; I agree that all payments to or on behalf of Magic Johnson Entertainment, Inc., d/b/a Magic Johnson Enterprises, shall discharge any obligations of the Company or its affiliates to me in connection with this Agreement; I agree that a breach by me, or failure by me to perform in accordance with the terms hereof, the provisions of this Agreement shall constitute a breach or failure to perform by Magic Johnson Entertainment, Inc., d/b/a Magic Johnson Enterprises; and, without limiting any of the foregoing, I confirm all terms of the Agreement and agree that I hereby waive any rights of droit moral or similar rights which I may have.

/s/ Earvin Johnson, Jr.
Earvin Johnson, Jr.

EXHIBIT A

Additional Services

Provider shall provide the following additional Services to the Company:

A.    Training and Specialized Promotion. During the Term, Provider shall from time to time attend, train at and participate in training sessions conducted by the Company or by franchisees at franchised locations. Provider also shall, from time to time during the Term, participate in, and allow the use of his name and likeness in the promotion of, specialized training or other fitness promotions or events conducted or sponsored by the Company, in including weight loss challenges and “boot camps”. Provider shall use commercial best efforts to cause other high-profile personalities to attend and participate in such training sessions or promotional events and promote such attendance and participation via their respective social media presences and/or other entertainment content under their control. Company may shoot behind-the-scenes and footage and photography of Provider attending or participating in such training sessions or promotional events. Notwithstanding the foregoing, all such activities must be authentic to MJE and natural and consistent with activities at Company’s facilities.

B.    Publicity Interviews. Provider shall from time to time during the Term participate in publicity interviews via phone or email in connection with the Company’s ongoing promotion of the Products at such times as shall be reasonably determined by the Company, subject to reasonable prior notice to Provide and Provider’s Existing Obligations.

C.    Other Sales and Promotional Efforts. Provider shall use commercial best efforts to facilitate introductions and meetings between the Company and representative of sporting organizations or high-profile individuals with whom Provider is affiliated or who are otherwise known by Provider.

D.    Press Releases. Company shall provide a press release and a Q&A regarding Provider’s affiliation with the Company and its affiliates and the Products that will be mutually approved by the parties, acting in good faith.

E.    Bell Ceremony. Provider shall make best efforts to attend any “bell ringing” ceremony or event in New York in connection with an initial public offering of the securities of the Company, together with related promotional events and activities.

F.    Provider Materials. MJE or Provider shall provide the Company with a reasonable number of photographs, images, recordings videos and/or other content of and/or concerning Provider (collectively “Provider Materials”) that are approved for use (subject to the provisions in Section 1(a)(i)(C)) in connection with the appearance, promotions, publicity and other Services provided hereunder. All rights, title and interests in and to the Provider Materials are and shall remain the exclusive property of MJE and/or

Provider (as applicable). Subject to the terms and conditions of this Agreement, MJE hereby grants to Company a limited, non-exclusive, non-sublicensable, non-transferable and terminable right and license during the Term to reproduce, distribute, exhibit, display, publish, exploit and otherwise use the approved Provider Materials solely for advertising, publicity and promotional purposes across all facts of the business of the Company and/or its affiliates, including in connection with investor, lender and financial presentations, franchise brochures and new product launches, in each case subject to MJE’s prior written approval of each item that incorporates such Provider Materials and the use thereof. MJE represents and warrants that the use by the Company of the approved Provider Materials in accordance with this Agreement (and as such use is approved by MJE) shall not violate the proprietary rights of any third party or require the payment by Company of any third-party fees.

G.    Public Relations Coordination. Provider shall direct Provider’s publicist and other service providers to work with the Company in connection with coordinating public relations efforts relating to Provider.

H.    Social Media Efforts.

1.    During the Term, Provider shall produce not less than three (3) mutually approved social media posts per quarter of any of the following: (a) in-feed Instagram Posts (still, video, boomerang), (b) Instagram stories, (c) Facebook posts or live videos, and (iv) and Twitter tweets, in each case on Provider’s social media channels (the “Social Media Posts”). For avoidance of doubt, the Instagram Story frames shall include the swipe-up feature with a link provided by Company. Provider shall consider guidelines for content and creative for the Social Media Posts as provided by the Company in writing and shall be permitted to create posts that are authentic to Provider’s brand in all events.

2.    Provider shall share copy and any accompanying content (such as photos or video) for the Social Media Post with Company for approval reasonably in advance of posting unless otherwise directed by Company.

3.    Provider to post link to related Company product/program in swipe up feature of the Instagram Story Posts (link selection to be selected by Company and mutually approved by MJE). Links must include tracking provided by Company.

4.    Upon Company’s request, Provider may use the branded content tools. Provider may use current paid partnership tools on Instagram, such as the paid partnership banner on the Instagram Posts and Instagram Story Posts.

5.    Provider agrees to leave Social Media Posts on Provider’s social channels for the duration of the Term.

6.    Each Social Media Post on Provider’s social media and video sharing accounts must include proper FTC disclosure as well as the corresponding program hashtag (if applicable, as directed by Company and approved by MJE) and Company handles.

7.    Company may re-tweet and/or re-post Provider’s Social Media Posts (and tag Provider in such posts) and said postings shall not count against the total number of Social Media Posts as outlined above.

8.    Each Social Media Post shall at all times be consistent with applicable laws and Company’s then-current privacy and social media policies. All posts must also include Company-approved FTC disclosure language (#sponsored, #ad, #paid); if, at any time, different disclosure language is preferred by Provider, Provider must present that request to Company for approval prior to publishing.

9.    Upon Company’s request, Provider shall promptly remove or revise any messaging or content that Provider has previously posted or distributed that relates to Provider, its affiliates and/or its Products; provided that any revised messaging and content shall be consistent with Provider’s brand as reasonably determined by MJE.

10.    During the Term, Provider shall provide the Company with data analytics and information relating to the Company on MJE’s social media outlets.

I.    Advisory Board. The Company shall establish an advisory board comprised of influencers, executives or other high-profile or credentialed individuals with whom members of the Board of Directors or executives of the Company may from time to time consult with respect to marketing initiatives, strategic transactions or such other matters as may reasonably be brought before, or fall with the auspices of, such body (the “Advisory Board”). Provider shall serve as a member of the Advisory Board. The Advisory Board shall be a body separately constituted from the Board of Directors of the Company and shall neither constitute a committee of the Board of Directors of the Company nor possess any of the power or authority of the Board of Directors of the Company. Absent a delegation of authority from the Board of Directors of the Company for such purpose, neither Provider in his capacity as a member of the Advisory Board nor any other member of the Advisory Board shall have any authority to contractually or legally bind the Company or any of its subsidiaries or affiliates. Provider agrees to devote time, skill, energy and commercially reasonable business efforts and exercise his independent business judgment in connection with his service on the Advisory Board.